As filed with the Securities and Exchange Commission on April 21, 2005

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNAIR ELECTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	59-0780772 (I.R.S. Employer Identification Number)

Sunair Electronics, Inc.
3005 SW Third Avenue
Fort Lauderdale, Florida 33315
(954) 525-1505
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal
Executive Offices)	John J. Hayes 3005 SW Third Avenue Fort Lauderdale, Florida 33315 (954) 525-1505 (Name, Address, Including Zip Code, and Telephone Number, Include Area Code, of Agent for Service)

Copies of Communications to:
Laurie L. Green, Esq.
Akerman Senterfitt
Las Olas Centre II, Suite 1600
350 East Las Olas Boulevard
Fort Lauderdale, Florida 33301
(954) 463-2700
(Facsimile) (954) 463-2224

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class	Amount		Offering Price	Aggregate Offering	Amount of
of Securities to be Registered	to be Registered(1)		Per Unit(2)	Price(2)	Registration Fee
Common Stock, par value $0.10 per share	17,689,472	(3)	$12.10	$214,042,611	$25,193

(1)	Also includes an indeterminable number of additional shares of Common Stock which may be issued (a) pursuant to the anti-dilution provisions of the warrants and options covering the shares of Common Stock being registered hereunder and/or (b) following the exercise of such warrants and options as a result of stock splits, stock dividends or similar transactions, in each case in accordance with Rule 416 of the Securities Act.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. Calculated based on the average high and low sales price of the Common Stock on the American Stock Exchange on April 18, 2005.

(3)	Consists of 7,206,405 shares of Common Stock, 10,000,000 shares of Common Stock underlying warrants to purchase shares of Common Stock and 483,067 shares of Common Stock underlying stock options to purchase shares of Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2005

PROSPECTUS

Sunair Electronics, Inc.

17,689,472 Shares of Common Stock

     This prospectus relates to the resale by the selling shareholders named in this prospectus of up to 17,689,472 shares of our common stock. 10,483,067 of these shares are issuable from time to time upon the exercise of outstanding warrants or options owned by the selling shareholders. We will not receive any proceeds from the resale of any of the shares of our common stock in this offering. We will, however, receive proceeds if the selling shareholders pay cash to exercise some or all of the warrants or stock options owned by them.

     Our common stock is listed and traded on the American Stock Exchange under the symbol “SNR.” The closing sales price of our common stock on April 20, 2005 as reported by the American Stock Exchange was $11.92.

     The selling shareholders, or their pledgees, donees, transferees or distributees, including limited partners of a selling shareholder who receive shares and/or warrants in consideration for the redemption of their partnership interests or for the satisfaction of other partnership obligations, or other successors-in-interest, may offer the shares from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, broker-dealers or underwriters.

     You should carefully consider the Risk Factors beginning on page 3 of this prospectus before purchasing shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2005.

     Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

i

SUMMARY DESCRIPTION OF OUR BUSINESS

     This summary highlights selected information and does not contain all the information that is important to you. We urge you to carefully read this entire prospectus and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 13 for more information about us and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” Except where the context otherwise requires, the terms “we,” “us,” “our” or “Sunair” refer to the business of Sunair Electronics, Inc. and its consolidated subsidiaries.

Our Business

     We are engaged in the design, manufacture and sale of high frequency single sideband communications equipment and the software development, design, integration testing and documentation of Communications, Command, Control, Computers, Intelligence, Surveillance and Reconnaissance, or C 4 ISR, systems utilized for long range voice and data communications in fixed station, mobile and marine for military and governmental applications. Our products and engineering capabilities are marketed both domestically and internationally and are primarily intended for strategic military and other governmental applications. Sales are executed direct through systems engineering companies, worldwide commercial and foreign governmental agencies or direct to the U.S. Government.

Alternative Strategic Avenues and Entry Into the Pest and Termite Control Services Industry

     From time to time, we evaluate opportunities to expand our existing operations. On February 8, 2005, we closed a transaction with Coconut Palm Capital Investors II, Ltd., which we entered into on November 17, 2004. The transaction received shareholder approval at our annual meeting on February 4, 2005. Coconut Palm purchased from us 5,000,000 units for a purchase price of $5.00 per unit. Each unit consists of (i) 1 share of our common stock, (ii) a warrant to purchase 1 share of our common stock at an exercise price of $6.00 per share with a term of 3 years and (iii) a warrant to purchase 1 share of our common stock at an exercise price of $7.00 per share with a term of 5 years. Based on that number and the number of shares of our common stock outstanding on April 21, 2005, Coconut Palm acquired approximately 55.5% of our common stock outstanding immediately after the closing of the governing purchase agreement. Coconut Palm will also be entitled, on a fully diluted basis, to acquire up to 78.9% of our common stock outstanding upon exercise of the warrants.

     In addition, as part of the transaction, two individuals designated by Coconut Palm, Richard C. Rochon and Mario B. Ferrari, were elected to our board of directors. Coconut Palm has the right to nominate one additional director. In addition, Stephen P. Oppenheim, who was elected a director at our annual meeting, has agreed to resign from our board of directors, and Coconut Palm has the right to nominate an additional director to fill the vacancy created by Mr. Oppenheim’s resignation. As part of the transaction, we agreed to register under the Securities Act of 1933, as amended, the shares of common stock received by Coconut Palm as well as the shares of common stock underlying the warrants received by Coconut Palm at the closing of the transaction.

     In connection with the investment by Coconut Palm, we plan to use the proceeds from the sale of the units to fund initial acquisitions that have operations in the pest and termite control services sector and to form a new Pest and Termite Control Services Division. Ultimately, we anticipate that with the sale of the units and the formation of our new Pest and Termite Control Services Division, we will no longer operate solely through our traditional business segment. Furthermore, as we are able to grow our new Pest and Termite Control Services Division through acquisitions and, eventually through internal organic growth, it is contemplated that this new segment will become our dominant operation. Accordingly, if we are successful in implementing this strategy, it will represent a fundamental shift in the nature of our business.

Reorganization of Management Structure

     In connection with the investment by Coconut Palm, we entered into an employment agreement with John J. Hayes under which he became our President and Chief Executive Officer beginning February 15, 2005. Mr. Hayes, 52, has served as executive vice president of TruGreen Companies (2000-2004), and has held various other executive roles with TruGreen Companies since 1975. Our current management team will remain as management of our high frequency single sideband communications business. James E. Laurent, our previous President and Chief Executive Officer, will serve as the President of our high frequency single sideband communications business. Synnott B. Durham will remain as our Chief Financial Officer and will also serve as the Vice President of Finance of the high frequency single sideband communications business. Henry A. Budde, our previous Vice President of Operations, will serve as the Vice President of Operations of the high frequency single sideband communications business.

* * * *

     We are a Florida corporation. Our principal executive offices are located at 3005 SW Third Avenue, Fort Lauderdale, Florida, 33315. Our telephone number is (954) 525-1505.

RISK FACTORS

     In addition to the other information contained and incorporated by reference in this prospectus, you should carefully consider the following factors before purchasing any of the securities offered under this prospectus.

General Risk Factors

The nature of the stock ownership of our company consolidates influence over our company in the hands of a few shareholders.

     Our officers and directors beneficially own, directly or indirectly and, in the aggregate, a significant percentage of the outstanding shares of our common stock and have the ability to significantly influence the outcome of any matters submitted to a vote of our shareholders.

We do not anticipate paying any dividends on our common stock.

     Over the last five years, we have not paid any dividends on our common stock. We anticipate that for the foreseeable future we will continue to retain any earnings for use in the operation of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

An increased number of shares of our common stock in the market may adversely impact the market price of our common stock.

     Sales of large amounts of our common stock in the public market after completion of the sale of the units to Coconut Palm, exercise of the warrants sold to Coconut Palm, completion of future purchases of companies in the pest and termite control services sector in which shares of our common stock constitutes a part or all of the purchase price or completion of other sales of our common stock to raise funds to complete purchases of pest and termite control services companies could adversely affect the prevailing market price of our common stock, even if our business is doing well. These potential sales could also impair our ability to raise additional capital through the sale of equity securities. If Coconut Palm exercises all of the warrants sold to it, we will have issued 15,000,000 shares of our common stock to Coconut Palm. Taking this transaction into account, approximately 19,014,870 shares of our common stock would be outstanding, based upon the number of outstanding shares as of April 21, 2005. Once the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, all of these shares of our common stock issued to Coconut Palm will be either freely tradeable without restriction or eligible for resale subject to the requirements of Rule 144 under the Securities Act of 1933, as amended.

Our stock is thinly traded.

     While our stock trades on the American Stock Exchange, our stock is thinly traded and you may have difficulty in reselling your shares quickly. The low trading volume of our common stock is outside of our control, and we cannot guarantee that the trading volume will increase in the near future or that, even if it does increase in the future, it will be maintained. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, an investor may be unable to liquidate his investment in us. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

Risk Factors Related to the High Frequency Single Sideband Communications Business

We are dependent upon key members of our management team.

     We are dependent upon the services of James E. Laurent, Synnott B. Durham and Henry A. Budde, the President, Vice President of Finance, and Vice President of Operations, respectively, of our high frequency single sideband communications business. The loss of the services of any of these executive officers could have a material adverse effect on us as we would no longer be able to benefit from their knowledge, experience and guidance.

Our business could be materially impacted by the loss of orders from any one of our larger customers.

     We currently derive, and expect to continue to derive, a significant portion of our revenues from our larger customers. Historically, these customers have placed orders with us on a project-by-project basis, which orders have accounted for a significant portion of our revenues during any fiscal year. Project orders from one of our customers accounted for approximately 52% of our total sales for the year ended September 30, 2003 and project orders from two of our customers accounted for approximately 51% of our total sales for the year ended September 30, 2004. We expect to continue to depend upon project orders from these customers, and a relatively small group of other customers, for a significant percentage of our revenues. The loss of, or a significant decrease in, project orders from these customers would have a material adverse effect on our revenues.

We depend on the U.S. Government for a material portion of our sales, and the loss of this relationship or a shift in government funding could have adverse consequences on our business.

     14% of our sales in fiscal 2004 were to the U.S. Government. Any significant disruption or deterioration of our relationship with the U.S. Government could significantly reduce our revenues. Our U.S. Government sales must compete with sales efforts managed by other defense contractors for a limited number of programs and for uncertain levels of funding. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government and likely will continue these efforts in the future. The U.S. Government may choose to use other defense contractors for its limited number of defense programs. In addition, the funding of defense programs also competes with nondefense spending of the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A shift in government defense spending to other programs in which we are not involved, or a reduction in U.S. Government defense spending generally, could have adverse consequences on our business.

We depend significantly on U.S. and foreign government contracts, which are only partially funded, subject to immediate termination, and heavily regulated and audited.

     The termination or failure to fund one or more of these contracts could have an adverse impact on our business. Over its lifetime, a government program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs in the United States is subject to Congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs often receive only partial funding initially, and additional funds are committed only as Congress makes further appropriations. The funding of government programs in foreign countries is similarly subject to appropriations by the foreign country’s government. The termination of funding for a government program would result in a loss of anticipated future revenues attributable to that program. That could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue. Under certain conditions, government contracts are subject to oversight audits by government representatives. In addition, the contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the government’s convenience upon the payment of compensation only for work done and commitments made at the time of termination. No assurance can be given that one or more of our government contracts will not be terminated under these circumstances. Also, no assurance can be given that we would be able to procure new government contracts to offset the revenues lost as a result of any termination of our government contracts. Because a significant portion of our revenues are dependent on its procurement, performance and payment under its government contracts, the loss of one or more large contracts could have an adverse impact on our financial condition.

     Our government business also is subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our financial condition. Failure to comply with these regulations and requirements could lead to suspension or debarment, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, accuracy of records and recording of costs. The termination of a government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our reputation and ability to procure other government contracts in the future.

Our future success will depend on our ability to develop new products that achieve market acceptance.

     Both our commercial and defense businesses are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

•	identify emerging technological trends in our target markets;

•	develop and maintain competitive products;

•	enhance our products by adding innovative features that differentiate our products from those of our competitors; and

•	manufacture and bring cost-effective products to market quickly.

     We believe that, in order to remain competitive in the future, we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. The need to make these expenditures could divert our attention and resources from other projects, and our management cannot be sure that these expenditures ultimately will lead to the timely development of new products. Due to the design complexity of some of our products, we may experience delays in completing development and introducing new products in the future. Any delays could result in increased costs of development or redirect resources from other projects. In addition, we cannot provide assurances that the markets for our products will develop as we currently anticipate. The failure of our products to gain market acceptance could reduce significantly our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing products that gain market acceptance in advance of our products or that our competitors will not develop new products that cause our existing products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than those of our competitors, our revenues will decline and our business, financial condition and results of operations will be adversely affected.

Our international sales are subject to risks related to doing business in foreign countries.

     39% of our revenues for fiscal 2004 were from international operations, under U.S. dollar denominated contracts. Our international business may be subject to a variety of risks, including equipment seizure, political instability, expropriation, nationalization, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the risks inherent in new product and service introductions and the entry into new geographic markets, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition or results of operations.

We operate in a competitive business.

     We operate in a competitive business that is sensitive to changing technology. Although successful product and systems development is not dependent necessarily on substantial financial resources, most of our competitors are larger and can maintain higher levels of expenditures for research and development than we can. Our competitors include large multinational communications companies, as well as smaller companies with developing technology expertise. Our competitors for U.S. Government contracts typically are large, technically competent firms with substantial assets. Principal competitive factors in these businesses are cost-effectiveness, product quality and reliability, technological capabilities, service and the ability to meet delivery schedules. No assurance can be given that we will be able to compete successfully against its current or future competitors or that the competitive pressures that we face will not result in reduced revenues and market share.

Risk Factors Related to our Proposed Acquisition Program

     We expect to acquire other businesses, which may adversely affect our operating results, financial condition and existing business.

     We plan to acquire pest and termite control services companies. To date, we have not acquired any pest and termite control services companies, and we cannot assure you that we will be able to successfully acquire any such companies. The success of our acquisition program will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	our ability to fund acquisitions; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

     Financing for the acquisitions may come from several sources, including our existing cash on hand, the investment by Coconut Palm, as well as the proceeds from the exercise of the warrants purchased by Coconut Palm, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities. The issuance of any additional securities could, among other things:

•	result in substantial dilution of the percentage ownership of our shareholders at the time of issuance;

•	result in the substantial dilution of our earnings per share;

•	adversely affect the prevailing market price for our common stock; and

•	result in increased indebtedness, which could negatively affect our liquidity and operating flexibility.

Our inability to successfully integrate these businesses could have adverse consequences on our business.

     We intend to experience significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

•	loss of key employees or customers;

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided;

•	the need to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

     These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.

We may not realize the anticipated cost savings and other benefits from our acquisitions.

     Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we anticipate. The potential cost savings associated with an acquisition are based on analyses completed by our employees. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are difficult to predict and necessarily speculative in nature. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

Our Pest and Termite Control Services Division is dependent upon the services of John J. Hayes and our ability to hire additional executive officers to manage that division.

     We are dependent upon the services of John J. Hayes, our President and Chief Executive Officer, who is knowledgeable in the pest and termite control services industry and is important to our change in business strategy. The loss of the services of Mr. Hayes would have a significant adverse effect on us as we would no longer be able to benefit from his knowledge, experience and guidance. In addition, our inability to attract additional executive officers to manage the Pest and Termite Control Services Division could seriously harm the business, results of operations and financial condition of that division.

We may encounter difficulties with our new management team and new operating focus.

     We expect that we will encounter challenges and difficulties similar to those frequently experienced by companies operating under a new or revised business plan with a new management team. These challenges and difficulties relate to our ability to:

•	attract new customers and retain existing customers;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support our growth strategy;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support our growth strategy with minimal delays.

     If the actions taken to integrate our Pest and Termite Control Services Division into our general corporate structure encounter greater difficulties than anticipated, we may implement further efforts which could divert management’s attention and strain operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995, the Reform Act, provides a safe harbor for forward-looking statements made by or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission, including this prospectus, and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.

     The forward-looking statements are and will be based upon our management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, all forward-looking statements involve risks and uncertainties. Actual results, including our revenues from our high frequency single sideband communications business and the new Pest and Termite Control Services Division, expenses, gross margins, cash flows, financial condition, and net income, as well as factors such as our competitive position, the demand for our products and services and our customer base, may differ materially from those contemplated by the forward-looking statements or those currently being experienced by us for a number of reasons, including but not limited to risk factors set forth above under “Risk Factors.”

     The risk factors described beginning on page 3 are not exhaustive. We cannot assure you that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

USE OF PROCEEDS

     We will not receive any proceeds from the resale of any of the shares of our common stock in this offering. We will, however, receive proceeds if the selling shareholders pay cash to exercise some or all of the warrants or the stock options owned by them. These proceeds will be used for working capital and other general corporate purposes. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $54,893.

SELLING SHAREHOLDERS

     Below is information with respect to the number of shares of our common stock owned by each of the selling shareholders. Except as described in the table below, none of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution.” Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the shares covered by this prospectus.

     The number of shares of common stock that may be actually purchased by the selling shareholders under the warrants and options and the number of shares of common stock that may be actually sold by each selling shareholder will be determined by such selling shareholder. Because some selling shareholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants and the options and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling shareholder will purchase the maximum number of shares of common stock provided for by the warrants and the options owned by the selling shareholder and each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.

     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the American Stock Exchange, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the later of (i) the second anniversary of the date on which this registration statement was declared effective or (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume.

     The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below:

				Number of	Number of
Name and Address of Selling	Number of Shares			Shares	Shares After
Shareholder(1)	Prior to Offering		Percent(2)	Offered(3)	Offering(4)	Percent
Coconut Palm Capital Investors II, Ltd.	15,000,000	(5)	78.9%	15,000,000	—	—
595 South Federal Highway
Suite 600
Boca Raton, Florida 33342

				Number of	Number of
Name and Address of Selling	Number of Shares			Shares	Shares After
Shareholder(1)	Prior to Offering		Percent(2)	Offered(3)	Offering(4)	Percent
Henry A. Budde	90,000	(6)	*	90,000	—	—

Synnott B. Durham	86,900	(7)	*	86,900	—	—

Kesavan Haridas	126,312	(8)	1.4%	126,312	—	—
858 Morrison Road
Gahann, Ohio 43230

Hemamalini Haridas	988	(8)	*	988	—	—
858 Morrison Road
Gahann, Ohio 43230

John J. Hayes	166,667	(9)	1.8%	166,667	—	—

Arnold Heggestad, Ph.D.	28,000	(10)	*	28,000	—	—

Michael D. Herman	2,056,700	(11)	22.8%	2,056,700	—	—

James E. Laurent	91,005	(12)	*	91,005	—	—

Gerard P. Laheney	22,900	(13)	*	24,000	—	—

Steven P. Oppenheim	20,000	(14)	*	20,000	—	—

_________________________

*	Indicates less than 1%.

(1)	Unless otherwise indicated the address of each of the beneficial owners is 3005 SW Third Avenue, Ft. Lauderdale, FL 33315.

(2)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after the date of this prospectus are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders.

(3)	The actual number of shares of our common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act of 1933, as amended, such additional number of shares of our common stock as may be issuable (a) pursuant to the anti-dilution provisions of the warrants and options covering shares of our common stock being registered under this registration statement and/or (b) following the exercise of these warrants or options as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(4)	Assumes all of the shares of common stock registered hereby are sold.

(5)	Consists of 5,000,000 shares of our common stock and 10,000,000 shares of our common stock underlying warrants issued to Coconut Palm. Richard C. Rochon, chairman of our board of directors, and Mario B. Ferrari, vice chairman of our board of directors, are the natural persons who exercise voting and investment control over the shares.

(6)	Includes 89,500 shares issuable upon exercise of options, of which 52,832 are currently exercisable. The remaining options will vest at a rate of 1,666 per month, over a period of 22 months, so long as Mr. Budde is employed by us. Mr. Budde is the Vice President of Operations of our high frequency single sideband communications business.

(7)	Includes 86,900 shares issuable upon exercise of options, of which 50,232 are currently exercisable. The remaining options will vest at a rate of 1,666 per month, over a period of 22 months, so long as Mr. Durham is employed by us. Mr. Durham is our Chief Financial Officer and the Vice President of Finance of our high frequency single sideband communications business.

(8)	Consists of shares issued as part of the purchase price for the purchase of Percipia, Inc. Includes 21,407 shares owned by Kesavan Haridas and 167 shares owned by Hemamalini Haridas that are subject to hold-back for indemnity claims in connection with our acquisition of Percipia, Inc.

(9)	Consists of shares issuable upon exercise of options. The options will vest equally over a period of four years, beginning November 2005. Mr. Hayes is our President and Chief Executive Officer.

(10)	Includes 20,000 shares issuable upon exercise of currently exercisable options. Mr. Heggestad is a member of our board of directors.

(11)	Includes 10,626 shares of common stock that are subject to hold-back for indemnity claims in connection with our acquisition of Percipia, Inc. Mr. Herman is a member of our board of directors.

(12)	Includes 80,000 shares issuable upon exercise of options, of which 43,332 are currently exercisable. The remaining options will vest at a rate of 1,666 per month, over a period of 22 months, so long as Mr. Laurent is employed by us. Mr. Laurent is our former President and Chief Executive Officer and is currently the President of our high frequency single sideband communications business.

(13)	Includes 20,000 shares issuable upon exercise of currently exercisable options. Mr. Laheney was a member of our board of directors from January 2004 until February 2005.

(14)	Consists of 20,000 shares issuable upon exercise of currently exercisable options. Mr. Oppenheim is a member of our board of directors.

PLAN OF DISTRIBUTION

General

     We are registering the shares of common stock on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” includes the pledgees, donees, transferees, distributees, including the limited partners of a selling shareholder who receives shares and/or warrants in consideration for the redemption of their partnership interests or for satisfaction of other partnership obligations, or other successors-in-interest of a named selling shareholder after the date of this prospectus. Unless the context indicates otherwise, we refer to the shares of our common stock herein as our common stock.

     Transactions. The selling shareholders or their transferees may offer and sell their shares of our common stock in one or more of the following transactions:

•	on one or more exchanges;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	underwritten offerings;

•	through put or call options transactions relating to such shares;

•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

•	by pledge to secure debts and other obligations;

•	in a distribution to limited partners of a selling shareholder; or

•	in a combination of any of these transactions.

     Prices. The selling shareholders or their transferees may sell their shares of our common stock at any of the following prices:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	privately negotiated prices.

     Direct Sales; Agents, Broker-Dealers and Underwriters. The selling shareholders or their transferees may effect transactions by selling their shares of common stock in any of the following ways:

•	directly to purchasers; or

•	to or through agents, broker-dealers or underwriters designated from time to time.

     Agents, broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any agents, broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any discount or commission received by them and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.

     All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling shareholders.

     We have advised the selling shareholders that they will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations under the Securities Exchange Act of 1934, as amended, including the anti-manipulative provisions of Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by them.

     In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the Securities and Exchange Commission the number of shares to be sold, the purchase price and public offering price, any new selling shareholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

     State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

LEGAL MATTERS

     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Akerman Senterfitt, Fort Lauderdale, Florida. Attorneys for Akerman Senterfitt who have provided substantive advice with respect to this matter have the right to acquire, subject to certain conditions, shares of our common stock.

EXPERTS

     The audited consolidated balance sheets of Sunair Electronics, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended that are incorporated by reference in this prospectus and in the registration statement have been audited by Berenfeld Spritzer Shechter & Sheer, independent certified public accountants as indicated in their report thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below:

(1)	our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004;

(2)	our Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2004; and

(3)	our Current Reports on Form 8-K filed with the SEC on February 1, 2005; February 14, 2005 and March 29, 2005.

     All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

Sunair Electronics, Inc.
3005 SW Third Avenue
Fort Lauderdale, Florida 33315
Attn: Synnott B. Durham, Chief Financial Officer
(954) 525-1505

Sunair Electronics, Inc.

17,689,472 Shares of Common Stock

PROSPECTUS

________________, 2005

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee	$25,193
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	25,000
Printing Expenses	700
Miscellaneous	1,000

Total	$54,893

All amounts except the Securities and Exchange Commission registration fee are estimated.

Item 15. Indemnification of Directors and Officers

     Section 607.0850 of the Florida Business Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity in which such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his or her conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     Our Articles of Incorporation as well as our Bylaws provide that we shall have the power to indemnify and may insure our officers and directors to the fullest extent not prohibited by law.

     Section 607.0831 of the Florida Business Corporation Act provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Due to the foregoing provisions, our security holders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available for any particular case, security holders may not have any effective remedy against the challenged conduct.

     Under the purchase agreement, governing the sale of the units to Coconut Palm, we and Coconut Palm have each agreed to indemnify the other and their directors, officers, agents and representatives and any underwriters against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons, under the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of ours in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit No.	Description

5.1	Opinion of Akerman Senterfitt

23.1	Consent of Berenfeld Spritzer Schechter & Sheer

23.2	Consent of Akerman Senterfitt (contained in legal opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, Sunair Electronics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 21st day of April, 2005.

SUNAIR ELECTRONICS, INC.
By:	/s/ John J. Hayes
John J. Hayes
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Hayes and Synnott B. Durham his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ John J. Hayes John J. Hayes	President and Chief Executive Officer (principal executive officer)	April 21, 2005

/s/ Synnott B. Durham Synnott B. Durham	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	April 21, 2005

/s/ Mario B. Ferrari Mario B. Ferrari	Director	April 21, 2005

/s/ Arnold Heggestad Arnold Heggestad	Director	April 21, 2005

/s/ Michael D. Herman Michael D. Herman	Director	April 21, 2005

/s/ James E. Laurent James E. Laurent	Director	April 21, 2005

/s/ Steven P. Oppenheim Steven P. Oppenheim	Director	April 21, 2005

/s/ Richard C. Rochon Richard C. Rochon	Director	April 21, 2005

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Akerman Senterfitt

23.1	Consent of Berenfeld Spritzer Schechter & Sheer